Preliminary Term Sheet INCOME-1 (To the Prospectus dated March 23, 2012, the Prospectus Supplement dated March 23, 2012, and the Product Supplement STOCK INCOME-1 dated August 8, 2014)	Subject to Completion Preliminary Term Sheet dated August 15, 2014	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180300-03
Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	August , 2014 September , 2014 August , 2020
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Income Notes Linked to a Basket of
20 Common Equity Securities

▪    Maturity of approximately six years

▪    The notes provide annual coupon payments (each, a “Coupon Payment”)

▪    The notes will pay interest at a minimum rate of 1.00% per year. If, however, at least 14 of the 20 specified common equity securities (the “Basket Stocks”) have not decreased in value from the pricing date as measured at the close of a Coupon Determination Date, the notes will pay interest at a maximum rate of [5.50-6.50]% per year on the relevant Coupon Payment Date.

▪    The payment at maturity will be the principal amount plus the final Coupon Payment

▪    All payments on the notes subject to the credit risk of Credit Suisse AG

▪    Limited secondary market liquidity, with no exchange listing

▪    The notes are senior unsecured debt securities and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction

The notes are being issued by Credit Suisse AG (“Credit Suisse”), acting through one of its branches. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet and beginning on page PS-5 of product supplement STOCK INCOME-1.

The initial estimated value of the notes as of the pricing date is expected to be between $9.45 and $9.75 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-26 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________

	Per Unit	Total
Public offering price(1)(2)(3)	$10.00	$
Underwriting discount(2)(3)	$0.25	$
Proceeds, before expenses, to Credit Suisse	$9.75	$

(1)	Plus accrued interest from the scheduled settlement date, if settlement occurs after that date.

(2)
For any purchase of 500,000 units or more in a single transaction by an individual investor, the public offering price and the underwriting discount will be $9.95 per unit and $0.20 per unit, respectively.

(3)
For any purchase by certain fee-based trusts and discretionary accounts managed by U.S. Trust operating through Bank of America, N.A., the public offering price and underwriting discount will be $9.75 per unit and $0.00 per unit, respectively.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.
August     , 2014

Income Notes
Linked to a Basket of 20 Common Equity Securities, due August   , 2020

Summary

The Income Notes Linked to a Basket of 20 Common Equity Securities, due August     , 2020 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction and are not secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. All payments due on the notes, including the repayment of principal, will be subject to the credit risk of Credit Suisse. The notes provide you with an annual Coupon Payment. On each Coupon Payment Date, you will receive at least the Minimum Coupon Payment.  If, however, the Observation Values of at least 14 of the 20 Basket Stocks on a Coupon Determination Date are greater than or equal to their respective Starting Values, then you will receive the Maximum Coupon Payment on the relevant Coupon Payment Date.  Payments on the notes will be calculated based on the $10 principal amount per unit and will depend on our credit risk and the performance of the Basket Stocks. See “Terms of the Notes” below.

The economic terms of the notes (including the Maximum Coupon Payment) are based on the rate we are currently paying to borrow funds through the issuance of market-linked notes (our “internal funding rate”) and the economic terms of certain related hedging arrangements.  Our internal funding rate for market-linked notes is typically lower than a rate reflecting the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit rate”).  This difference in borrowing rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. These costs will be effectively borne by you as an investor in the notes, and will be retained by us and MLPF&S or any of our respective affiliates in connection with our structuring and offering of the notes. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes.  This range of estimated values reflects terms that are not yet fixed and was determined based on our valuation of the theoretical components of the notes in accordance with our pricing models. These include a theoretical bond component valued using our internal funding rate, and theoretical individual option components valued using mid-market pricing.  You will not have any interest in, or rights to, the theoretical components we use to determine the estimated value of the notes. The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-26.

The Market Measure consists of the following common equity securities:

Basket Stocks	Bloomberg Symbols	Starting Values ($)
AbbVie Inc.	ABBV
BHP Billiton Limited	BHP
Comcast Corporation	CMCSA
Eaton Corporation plc	ETN
Ford Motor Company	F
Facebook, Inc.	FB
FireEye, Inc.	FEYE
Helmerich & Payne, Inc.	HP
JPMorgan Chase & Co.	JPM
Kraft Foods Group, Inc.	KRFT
McDonald’s Corporation	MCD
Och-Ziff Capital Management Group LLC	OZM
Philip Morris International Inc.	PM
PPL Corporation	PPL
Sempra Energy	SRE
SunEdison, Inc.	SUNE
Texas Instruments Incorporated	TXN
Under Armour, Inc.	UA
Verizon Communications Inc.	VZ
Exxon Mobil Corporation	XOM

Income Notes	TS-2

Income Notes
Linked to a Basket of 20 Common Equity Securities, due August , 2020

Terms of the Notes		Coupon Payment Determination
Issuer:	Credit Suisse AG (“Credit Suisse”), which may act through its Nassau Branch or its London Branch.	On each Coupon Determination Date, the Coupon Payment will be determined as follows: The Coupon Payment will equal the Minimum Coupon Payment
Principal Amount:	$10.00 per unit
Term:	Approximately six years
Market Measure:	A basket of 20 common equity securities (each a “Basket Stock”) as described in “The Basket Stocks” section below.
Starting Value:	For each Basket Stock, its Closing Market Price on the pricing date.
Observation Value:
For each Basket Stock, its Closing Market Price on the applicable Coupon Determination Date, multiplied by its Price Multiplier on that day. Each Coupon Determination Date is subject to postponement if a Market Disruption Event occurs, as described beginning on page PS-17 of product supplement STOCK INCOME-1.

Coupon Determination Dates:	Annually, on August , 2015, August , 2016, August , 2017, August , 2018, August , 2019 and August , 2020.
Coupon Payment Dates:	Approximately the fifth business day after the applicable Coupon Determination Date.
Minimum Coupon Payment:	The product of 1.00% and the principal amount.
Maximum Coupon Payment:	The product of [5.50-6.50%] and the principal amount.
Payment at Maturity:	At maturity, we will pay the principal amount of the notes, plus the final Coupon Payment.
Price Multiplier:	1 for each Basket Stock, subject to adjustment for certain corporate events relating to the Basket Stocks as described beginning on page PS-19 of product supplement STOCK INCOME-1.
Fees and Charges:	The underwriting discount of $0.25 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-26.
Joint Calculation Agents:	Credit Suisse International and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), acting jointly.

Income Notes	TS-3

Income Notes
Linked to a Basket of 20 Common Equity Securities, due August , 2020

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement STOCK INCOME-1 dated August 8, 2014:
http://www.sec.gov/Archives/edgar/data/1053092/000095010314005575/dp48570_424b2-stockincome1.htm

▪	Prospectus supplement and prospectus dated March 23, 2012:
http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-866-500-5408. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK INCOME-1.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Credit Suisse.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪    You anticipate that the Observation Values of at least 14 of the Basket Stocks will not be less than their respective Starting Values on each or most of the Coupon Determination Dates.

▪    You seek interest payments on your investment.

▪    You accept that the return on the notes will be limited to the Coupon Payments.

▪    You accept that the Coupon Payment applicable to each annual interest period is uncertain and may be limited to the Minimum Coupon Payment.

▪    You are willing to forgo guaranteed interest payments that are paid on traditional interest bearing debt securities.

▪    You are willing to forgo dividends or other benefits of owning shares of the Basket Stocks.

▪    You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪    You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the payment at maturity.

▪    You anticipate that the Observation Values of seven or more of the Basket Stocks will be less than their respective Starting Values on each or most of the Coupon Determination Dates.

▪    In addition to the Minimum Coupon Payments, you seek an additional guaranteed return above the principal amount.

▪    You seek an uncapped return on your investment.

▪    You seek to receive dividends or other distributions paid on the Basket Stocks.

▪    You seek an investment for which there will be a liquid secondary market.

▪    You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Income Notes	TS-4

Income Notes
Linked to a Basket of 20 Common Equity Securities, due August , 2020

Hypothetical Coupon Payment Calculations

Examples

Set forth below are examples of the calculations of the hypothetical Coupon Payments determined on three different Coupon Determination Dates, based upon the minimum rate of 1.00% per annum, a hypothetical maximum rate of 6.00% (the midpoint of the maximum rate range of 5.50% to 6.50%), the hypothetical Starting Value of 100.00 for each Basket Stock, and the hypothetical Observation Values on the Coupon Determination Dates.

The hypothetical Starting Value of 100.00 for each Basket Stock used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value of any Basket Stock. For recent actual prices of the Basket Stocks, see “The Basket Stocks” section below.  In addition, all payments on the notes are subject to issuer credit risk.

On the first Coupon Determination Date, only five of the Basket Stocks have Observation Values that are greater than or equal to their respective Starting Values.  As a result, the Coupon Payment on the applicable Coupon Payment Date is the Minimum Coupon Payment of $0.10 per unit.

On the second Coupon Determination Date, fourteen of the Basket Stocks have Observation Values that are greater than or equal to their respective Starting Values. As a result, the Coupon Payment on the applicable Coupon Payment Date is the Maximum Coupon Payment of $0.60 per unit.

On the third Coupon Determination Date, fifteen of the Basket Stocks have Observation Values that are greater than or equal to their respective Starting Values. As a result, the Coupon Payment on the applicable Coupon Payment Date is the Maximum Coupon Payment of $0.60 per unit.  In this example, even though the average increase in the prices of the Basket Stocks is substantially higher, the Coupon Payment does not exceed the Maximum Coupon Payment of $0.60 per unit.

These examples and the table below are for illustration only and reflect hypothetical Coupon Payments only for the first three Coupon Payment Dates. The Coupon Payment on one or more Coupon Payment Dates may be limited to the Minimum Coupon Payment.

		August __, 2015		August __, 2016		August __, 2017
Basket Stocks	Starting Value	Observation Value	Observation Value Greater Than or Equal to Starting Value?	Observation Value	Observation Value Greater Than or Equal to Starting Value?	Observation Value	Observation Value Greater Than or Equal to Starting Value?
AbbVie Inc.	100.00	80.87	No	90.87	No	90.87	No
BHP Billiton Limited	100.00	97.55	No	97.55	No	97.55	No
Comcast Corporation	100.00	90.22	No	90.22	No	90.22	No
Eaton Corporation plc	100.00	99.49	No	99.49	No	99.49	No
Ford Motor Company	100.00	90.32	No	90.32	No	120.03	Yes
Facebook, Inc.	100.00	93.02	No	107.99	Yes	131.15	Yes
FireEye, Inc.	100.00	97.26	No	104.22	Yes	148.80	Yes
Helmerich & Payne, Inc.	100.00	90.11	No	102.36	Yes	157.90	Yes
JPMorgan Chase & Co.	100.00	98.00	No	111.12	Yes	125.12	Yes
Kraft Foods Group, Inc.	100.00	93.72	No	108.83	Yes	125.74	Yes
McDonald’s Corporation	100.00	94.23	No	108.89	Yes	121.68	Yes
Och-Ziff Capital Management Group LLC	100.00	97.96	No	97.96	No	97.96	No
Philip Morris International Inc.	100.00	91.87	No	103.04	Yes	125.53	Yes
PPL Corporation	100.00	90.37	No	108.46	Yes	138.77	Yes
Sempra Energy	100.00	92.82	No	105.10	Yes	140.58	Yes
SunEdison, Inc.	100.00	129.99	Yes	109.99	Yes	154.05	Yes
Texas Instruments Incorporated	100.00	148.42	Yes	108.42	Yes	149.27	Yes
Under Armour, Inc.	100.00	152.46	Yes	102.46	Yes	120.13	Yes
Verizon Communications Inc.	100.00	130.40	Yes	100.40	Yes	135.23	Yes
Exxon Mobil Corporation	100.00	141.60	Yes	101.60	Yes	146.88	Yes
Number of Basket Stocks at or above their respective Starting Values			5		14		15
Hypothetical Coupon Rate			1.00%		6.00%		6.00%
Hypothetical Coupon Payment			$0.10 per unit		$0.60 per unit		$0.60 per unit

Income Notes	TS-5

Income Notes
Linked to a Basket of 20 Common Equity Securities, due August , 2020

Risk Factors

There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-5 of product supplement STOCK INCOME-1 identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪
Depending on the performance of the Basket Stocks as measured at the close of each Coupon Determination Date, the Coupon Payments on one or more Coupon Payment Dates may be limited to the Minimum Coupon Payment.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes.  If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return is limited to the return represented by the Maximum Coupon Payment and may be less than a comparable investment directly in the Basket Stocks.

▪
The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our proprietary pricing models. These pricing models consider certain factors, such as our internal funding rate on the pricing date, interest rates, volatility and time to maturity of the notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect. Because our pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by us (even among issuers with similar creditworthiness), our estimated value may not be comparable to estimated values of similar notes of other issuers.

▪
Our internal funding rate for market-linked notes is typically lower than our secondary market credit rates, as further described in “Structuring the Notes” on page TS-26. Because we use our internal funding rate to determine the value of the theoretical bond component, if on the pricing date our internal funding rate is lower than our secondary market credit rates, the initial estimated value of the notes will be greater than if we had used our secondary market credit rates in valuing the notes.

▪
The public offering price you pay for the notes will exceed the initial estimated value. This is due to, among other transaction costs, the inclusion in the public offering price of the underwriting discount and the hedging related charge, as further described in “Structuring the Notes” on page TS-26.

▪
Assuming no change in market conditions or other relevant factors after the pricing date, the market value of your notes may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, the inclusion in the public offering price of the underwriting discount and the hedging related charge and the internal funding rate we used in pricing the notes, as further described in "Structuring the Notes" on page TS-26. These factors, together with customary bid ask spreads, other transaction costs and various credit, market and economic factors over the term of the notes, including changes in the prices of the Basket Stocks, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪
A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. MLPF&S has advised us that any repurchases by them or their affiliates will be made at prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s trading commissions and mark-ups.  If you sell your notes to a dealer other than MLPF&S in a secondary market transaction, the dealer may impose its own discount or commission. MLPF&S has also advised us that, at its discretion and for your benefit, assuming no changes in market conditions from the pricing date, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. That higher price reflects costs that were included in the public offering price of the notes, and that higher price may also be initially used for account statements or otherwise. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪
Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trades in shares of the Basket Stocks), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪
None of the issuers of the Basket Stocks (each, an “Underlying Company”) will have any obligations relating to the notes, and neither we nor MLPF&S will perform any due diligence procedures with respect to any Underlying Company in connection with this offering.

▪	You will have no rights of a holder of the Basket Stocks, and you will not be entitled to receive shares of the Basket Stocks or dividends or other distributions by any Underlying Company.

▪
While we, MLPF&S or our respective affiliates may from time to time own Basket Stocks, we, MLPF&S and our respective affiliates do not control any Underlying Company and are not responsible for any disclosure made by any other company.

Income Notes	TS-6

Income Notes
Linked to a Basket of 20 Common Equity Securities, due August , 2020

▪	Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets.

▪	The value of a Basket Stock that is an ADR may not track the value of the common shares of the Underlying Company.

▪
The terms of the notes will not be adjusted for all corporate events that could affect the Basket Stocks.  See “Description of the Notes—Anti-Dilution Adjustments” beginning on page PS-19 of product supplement STOCK INCOME-1.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Material U.S. Federal Income Tax Considerations” below and “Material U.S. Federal Income Tax Consequences” beginning on page PS-29 of product supplement STOCK INCOME-1.

Income Notes	TS-7

Income Notes
Linked to a Basket of 20 Common Equity Securities, due August , 2020

The Basket Stocks

We have derived the following information about the Underlying Companies from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

Because each Basket Stock is registered under the Securities Exchange Act of 1934, the Underlying Companies are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s web site at http://www.sec.gov by reference to the applicable CIK number set forth below.

This term sheet relates only to the notes and does not relate to any securities of the Underlying Companies.  None of us, MLPF&S, or any of our respective affiliates has participated or will participate in the preparation of the Underlying Companies’ publicly available documents. None of us, MLPF&S, or any of our respective affiliates has made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the notes. None of us, MLPF&S, or any of our respective affiliates make any representation that the publicly available documents or any other publicly available information regarding the Underlying Companies are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Basket Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Companies could affect the value of the Basket Stocks and therefore could affect your return on the notes.  The selection of the Basket Stocks is not a recommendation to buy or sell the Basket Stocks.

The tables set forth below generally show the quarterly high and low Closing Market Prices of the shares of the Basket Stocks on their primary exchange from the first quarter of 2008 through August 12, 2014; however, for certain Basket Stocks, the tables below show the quarterly high and low Closing Market Prices of the shares of those Basket Stocks from when a particular Basket Stock commenced trading through August 12, 2014.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

AbbVie Inc.

AbbVie Inc. researches and develops pharmaceutical products. The company produces pharmaceutical drugs for therapeutic areas such as immunology, chronic kidney disease, Hepatitis C, women’s health, oncology and neuroscience. The company also offers treatments for diseases, including Multiple Sclerosis, Parkinson’s and Alzheimer’s disease. Its common stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “ABBV.” The company’s CIK number is 1551152.

High ($)	Low ($)
2012	Fourth Quarter (starting on December 10, 2012)	35.35	33.00
2013	First Quarter	40.78	33.71
	Second Quarter	47.17	40.57
	Third Quarter	47.95	41.61
	Fourth Quarter	54.32	44.52
2014	First Quarter	53.68	46.83
	Second Quarter	56.79	46.46
	Third Quarter (through August 12, 2014)	58.22	52.05

Income Notes	TS-8

Income Notes
Linked to a Basket of 20 Common Equity Securities, due August , 2020

BHP Billiton Limited

BHP Billiton Limited is an international resources company. The company's principal business lines are mineral exploration and production, including coal, iron ore, gold, titanium, ferroalloys, nickel and copper concentrate, as well as petroleum exploration, production, and refining. Its ADRs trade on the NYSE under the symbol “BHP.” The company’s CIK number is 811809.

High ($)	Low ($)
2008	First Quarter	75.75	57.82
	Second Quarter	95.00	66.91
	Third Quarter	82.86	50.50
	Fourth Quarter	51.35	24.62
2009	First Quarter	48.45	33.56
	Second Quarter	61.86	44.38
	Third Quarter	68.89	49.54
	Fourth Quarter	77.90	62.63
2010	First Quarter	81.80	67.90
	Second Quarter	82.86	58.44
	Third Quarter	76.97	62.42
	Fourth Quarter	92.92	76.38
2011	First Quarter	96.02	84.88
	Second Quarter	102.68	88.38
	Third Quarter	96.80	66.44
	Fourth Quarter	83.60	64.42
2012	First Quarter	82.15	70.70
	Second Quarter	75.50	60.87
	Third Quarter	72.28	61.84
	Fourth Quarter	78.44	67.78
2013	First Quarter	80.46	68.43
	Second Quarter	71.09	57.38
	Third Quarter	70.02	56.32
	Fourth Quarter	72.81	63.73
2014	First Quarter	70.82	62.76
	Second Quarter	72.40	66.38
	Third Quarter (through August 12, 2014)	73.50	69.20

Income Notes	TS-9

Income Notes
Linked to a Basket of 20 Common Equity Securities, due August , 2020

Comcast Corporation

Comcast Corporation provides media and television broadcasting services. The company offers video streaming, television programming, high-speed internet, cable television, and communication services. Its Class A common stock trades on the NASDAQ under the symbol “CMCSA.” The company’s CIK number is 1166691.

High ($)	Low ($)
2008	First Quarter	20.54	16.61
	Second Quarter	22.72	18.61
	Third Quarter	22.28	18.01
	Fourth Quarter	19.35	13.07
2009	First Quarter	17.99	11.22
	Second Quarter	16.69	13.53
	Third Quarter	17.56	13.26
	Fourth Quarter	17.64	14.06
2010	First Quarter	18.82	15.21
	Second Quarter	20.39	16.77
	Third Quarter	19.56	17.00
	Fourth Quarter	22.25	17.66
2011	First Quarter	25.77	22.37
	Second Quarter	26.68	23.44
	Third Quarter	25.97	19.78
	Fourth Quarter	24.81	20.36
2012	First Quarter	30.35	24.53
	Second Quarter	31.97	28.28
	Third Quarter	36.41	31.10
	Fourth Quarter	38.12	35.13
2013	First Quarter	42.01	37.90
	Second Quarter	43.72	38.90
	Third Quarter	45.84	40.66
	Fourth Quarter	51.97	44.33
2014	First Quarter	55.24	49.10
	Second Quarter	54.10	47.96
	Third Quarter (through August 12, 2014)	55.41	52.68

Income Notes	TS-10

Income Notes
Linked to a Basket of 20 Common Equity Securities, due August , 2020

Eaton Corporation plc

Eaton Corporation plc manufactures engineered products for the industrial, vehicle, construction, commercial, and aerospace markets. The company offers products including hydraulic products and fluid connectors, electrical power distribution and control equipment, truck drivetrain systems, engine components, and a wide variety of controls. Its ordinary shares trade on the NYSE under the symbol “ETN.” The company’s CIK number is 1551182.

High ($)	Low ($)
2008	First Quarter	48.09	38.78
	Second Quarter	48.35	39.47
	Third Quarter	42.17	26.89
	Fourth Quarter	27.29	19.39
2009	First Quarter	26.16	15.14
	Second Quarter	24.59	18.75
	Third Quarter	30.04	20.41
	Fourth Quarter	33.11	27.03
2010	First Quarter	38.21	30.62
	Second Quarter	40.16	32.72
	Third Quarter	41.34	31.79
	Fourth Quarter	51.09	40.65
2011	First Quarter	56.22	50.11
	Second Quarter	55.91	45.81
	Third Quarter	52.88	34.73
	Fourth Quarter	46.97	34.16
2012	First Quarter	52.51	45.29
	Second Quarter	50.09	37.09
	Third Quarter	48.52	37.04
	Fourth Quarter	54.66	44.65
2013	First Quarter	63.42	55.02
	Second Quarter	68.88	55.80
	Third Quarter	70.79	63.08
	Fourth Quarter	76.75	65.65
2014	First Quarter	77.67	68.65
	Second Quarter	79.24	70.92
	Third Quarter (through August 12, 2014)	79.44	66.72

Income Notes	TS-11

Income Notes
Linked to a Basket of 20 Common Equity Securities, due August , 2020

Ford Motor Company

Ford Motor Company designs, manufactures, and services cars and trucks. The company also provides vehicle-related financing, leasing, and insurance through its subsidiary. Its common stock trades on the NYSE under the symbol “F.” The company’s CIK number is 37996.

High ($)	Low ($)
2008	First Quarter	6.85	5.11
	Second Quarter	8.48	4.81
	Third Quarter	6.03	4.17
	Fourth Quarter	4.55	1.26
2009	First Quarter	2.94	1.58
	Second Quarter	6.41	2.74
	Third Quarter	8.44	5.35
	Fourth Quarter	10.20	6.84
2010	First Quarter	14.10	10.28
	Second Quarter	14.46	9.88
	Third Quarter	13.16	10.16
	Fourth Quarter	17.00	12.26
2011	First Quarter	18.79	14.01
	Second Quarter	15.79	12.78
	Third Quarter	14.12	9.62
	Fourth Quarter	12.51	9.37
2012	First Quarter	12.96	11.13
	Second Quarter	12.64	9.59
	Third Quarter	10.59	8.92
	Fourth Quarter	12.95	9.79
2013	First Quarter	14.30	12.13
	Second Quarter	15.90	12.44
	Third Quarter	17.66	15.74
	Fourth Quarter	17.76	15.15
2014	First Quarter	16.73	14.55
	Second Quarter	17.28	15.46
	Third Quarter (through August 12, 2014)	17.84	16.81

Income Notes	TS-12

Income Notes
Linked to a Basket of 20 Common Equity Securities, due August , 2020

Facebook, Inc.

Facebook, Inc. operates a social networking website. The company's website allows people to communicate with their family, friends, and coworkers. Facebook develops technologies that facilitate the sharing of information, photographs, website links, and videos. The company’s users have the ability to share and restrict information based on their own specific criteria. Its Class A common stock trades on the NASDAQ under the symbol “FB.” The company’s CIK number is 1326801.

High ($)	Low ($)
2012	Second Quarter (starting on May 17, 2012)	38.37	25.87
	Third Quarter	32.17	17.73
	Fourth Quarter	28.24	18.99
2013	First Quarter	32.46	25.14
	Second Quarter	28.97	22.90
	Third Quarter	51.24	24.37
	Fourth Quarter	57.96	44.82
2014	First Quarter	72.03	53.53
	Second Quarter	67.60	56.14
	Third Quarter (through August 12, 2014)	75.19	62.76

FireEye, Inc.

FireEye, Inc. provides malware protection systems and network threat prevention solutions. The company offers web, email, and file security, as well as malware analysis. The company serves customers throughout the United States. Its common stock trades on the NASDAQ under the symbol “FEYE.” The company’s CIK number is 1370880.

High ($)	Low ($)
2013	Third Quarter (starting on September 20, 2013)	41.63	20.00
	Fourth Quarter	43.69	33.60
2014	First Quarter	95.63	41.13
	Second Quarter	64.37	26.47
	Third Quarter (through August 12, 2014)	41.04	30.44

Income Notes	TS-13

Income Notes
Linked to a Basket of 20 Common Equity Securities, due August , 2020

Helmerich & Payne, Inc.

Helmerich & Payne, Inc. provides contract drilling of oil and gas wells in the Gulf of Mexico and South America. The company operates land rigs and platform rigs. Its common stock trades on the NYSE under the symbol “HP.” The company’s CIK number is 46765.

High ($)	Low ($)
2008	First Quarter	47.42	34.74
	Second Quarter	76.99	47.46
	Third Quarter	71.69	40.41
	Fourth Quarter	42.04	18.10
2009	First Quarter	27.27	20.12
	Second Quarter	36.79	23.61
	Third Quarter	40.98	27.36
	Fourth Quarter	44.90	36.51
2010	First Quarter	48.58	36.40
	Second Quarter	43.30	33.42
	Third Quarter	41.62	36.33
	Fourth Quarter	49.06	40.26
2011	First Quarter	68.69	48.11
	Second Quarter	70.34	57.67
	Third Quarter	72.60	40.60
	Fourth Quarter	60.58	37.39
2012	First Quarter	65.13	52.40
	Second Quarter	54.96	39.18
	Third Quarter	51.49	42.28
	Fourth Quarter	56.98	45.22
2013	First Quarter	67.94	56.58
	Second Quarter	65.50	56.25
	Third Quarter	70.82	62.91
	Fourth Quarter	84.08	70.92
2014	First Quarter	107.70	81.95
	Second Quarter	116.72	104.40
	Third Quarter (through August 12, 2014)	118.29	101.22

Income Notes	TS-14

Income Notes
Linked to a Basket of 20 Common Equity Securities, due August , 2020

JPMorgan Chase & Co.

JPMorgan Chase & Co. provides financial services and retail banking. The company provides services such as investment banking, treasury and securities services, asset management, private banking, card member services, commercial banking, and home finance. The company serves business enterprises, institutions, and individuals. Its common stock trades on the NYSE under the symbol “JPM.” The company’s CIK number is 19617.

High ($)	Low ($)
2008	First Quarter	48.25	36.48
	Second Quarter	49.25	34.31
	Third Quarter	48.24	31.02
	Fourth Quarter	49.85	22.72
2009	First Quarter	31.35	15.90
	Second Quarter	38.94	27.25
	Third Quarter	46.47	32.27
	Fourth Quarter	47.16	40.27
2010	First Quarter	45.02	37.70
	Second Quarter	47.81	36.61
	Third Quarter	41.64	35.63
	Fourth Quarter	42.67	36.96
2011	First Quarter	48.00	43.40
	Second Quarter	47.64	39.49
	Third Quarter	42.29	29.27
	Fourth Quarter	37.02	28.38
2012	First Quarter	46.27	34.91
	Second Quarter	46.13	31.00
	Third Quarter	41.57	33.90
	Fourth Quarter	44.53	39.29
2013	First Quarter	51.00	44.57
	Second Quarter	55.62	46.64
	Third Quarter	56.67	50.32
	Fourth Quarter	58.48	50.75
2014	First Quarter	61.07	54.31
	Second Quarter	60.67	53.31
	Third Quarter (through August 12, 2014)	59.19	55.56

Kraft Foods Group, Inc.

Kraft Foods Group, Inc. is a food company. The company is focused on consumer packaged food and beverages for North American Grocery stores. The company offers a wide range of branded beverages, cheese, grocery products and convenient meals. Its common stock trades on the NASDAQ under the symbol “KRFT.” The company’s CIK number is 1545158.

High ($)	Low ($)
2012	Third Quarter (starting on September 17, 2012)	46.45	44.65
	Fourth Quarter	47.57	43.66
2013	First Quarter	51.66	45.39
	Second Quarter	57.54	50.09
	Third Quarter	58.29	51.57
	Fourth Quarter	55.79	51.89
2014	First Quarter	56.21	51.06
	Second Quarter	60.50	55.64
	Third Quarter (through August 12, 2014)	60.66	53.59

Income Notes	TS-15

Income Notes
Linked to a Basket of 20 Common Equity Securities, due August , 2020

McDonald’s Corporation

McDonald’s Corporation franchises and operates fast-food restaurants in the restaurant industry. The company's restaurants serve a variety of value-priced menu products in countries around the world. Its common stock trades on the NYSE under the symbol “MCD.” The company’s CIK number is 63908.

High ($)	Low ($)
2008	First Quarter	58.17	50.75
	Second Quarter	61.17	55.40
	Third Quarter	65.95	57.19
	Fourth Quarter	63.66	51.55
2009	First Quarter	63.75	50.86
	Second Quarter	60.99	52.40
	Third Quarter	58.82	54.23
	Fourth Quarter	64.53	56.61
2010	First Quarter	67.35	61.45
	Second Quarter	71.52	65.87
	Third Quarter	76.08	66.11
	Fourth Quarter	80.34	74.92
2011	First Quarter	76.73	72.67
	Second Quarter	84.57	75.99
	Third Quarter	90.79	82.11
	Fourth Quarter	100.81	85.83
2012	First Quarter	101.74	95.55
	Second Quarter	99.40	86.32
	Third Quarter	93.71	87.15
	Fourth Quarter	94.09	84.05
2013	First Quarter	99.69	89.90
	Second Quarter	103.59	96.42
	Third Quarter	101.58	94.36
	Fourth Quarter	98.92	93.27
2014	First Quarter	98.78	93.02
	Second Quarter	103.53	97.01
	Third Quarter (through August 12, 2014)	101.07	93.31

Income Notes	TS-16

Income Notes
Linked to a Basket of 20 Common Equity Securities, due August , 2020

Och-Ziff Capital Management Group LLC

Och-Ziff Capital Management Group manages hedge funds. The company provides a variety of alternative asset management services for fund investors through locations in the United States, Europe, and Asia. Och-Ziff Capital's investment strategies include private equity, real estate, and equity restructuring. Its Class A shares trades on the NYSE under the symbol “OZM.” The company’s CIK number is 1403256.

This Basket Stock represents the company’s common equity securities.  Accordingly, references in this document and in product supplement STOCK INCOME-1 to “a share” or “shares” of common stock, or similar terms, will also refer to units of a limited liability company.

High ($)	Low ($)
2008	First Quarter	26.10	19.48
	Second Quarter	22.24	18.25
	Third Quarter	18.80	11.69
	Fourth Quarter	11.20	3.98
2009	First Quarter	6.57	4.58
	Second Quarter	10.56	6.19
	Third Quarter	12.17	7.80
	Fourth Quarter	14.04	11.28
2010	First Quarter	16.00	12.57
	Second Quarter	18.15	12.59
	Third Quarter	15.69	12.00
	Fourth Quarter	15.98	13.69
2011	First Quarter	17.39	15.26
	Second Quarter	16.42	13.13
	Third Quarter	14.26	9.03
	Fourth Quarter	11.39	7.43
2012	First Quarter	10.72	8.35
	Second Quarter	9.72	6.81
	Third Quarter	9.70	6.84
	Fourth Quarter	10.30	8.74
2013	First Quarter	10.72	8.83
	Second Quarter	11.64	9.24
	Third Quarter	11.50	10.44
	Fourth Quarter	14.87	11.14
2014	First Quarter	15.91	13.04
	Second Quarter	13.88	11.65
	Third Quarter (through August 12, 2014)	14.18	12.87

Income Notes	TS-17

Income Notes
Linked to a Basket of 20 Common Equity Securities, due August , 2020

Philip Morris International Inc.

Philip Morris International Inc., through its subsidiaries, affiliates and their licensees, produces, sells, distributes, and markets a wide range of branded cigarettes and tobacco products in markets outside of the United States of America. The company's portfolio comprises both international and local brands. Its common stock trades on the NYSE under the symbol “PM.” The company’s CIK number is 1413329.

High ($)	Low ($)
2008	First Quarter	51.75	49.15
	Second Quarter	53.63	48.00
	Third Quarter	55.95	46.80
	Fourth Quarter	50.78	36.63
2009	First Quarter	44.47	32.34
	Second Quarter	44.60	36.09
	Third Quarter	49.40	42.34
	Fourth Quarter	51.55	47.36
2010	First Quarter	52.89	45.51
	Second Quarter	52.95	43.17
	Third Quarter	56.32	46.45
	Fourth Quarter	60.82	55.29
2011	First Quarter	65.70	56.02
	Second Quarter	71.75	64.92
	Third Quarter	72.35	62.38
	Fourth Quarter	79.10	61.76
2012	First Quarter	88.61	73.26
	Second Quarter	90.31	81.91
	Third Quarter	93.38	86.67
	Fourth Quarter	93.74	82.39
2013	First Quarter	93.42	85.83
	Second Quarter	96.44	86.50
	Third Quarter	90.54	82.95
	Fourth Quarter	91.64	84.16
2014	First Quarter	86.02	75.39
	Second Quarter	91.34	82.21
	Third Quarter (through August 12, 2014)	86.29	81.58

Income Notes	TS-18

Income Notes
Linked to a Basket of 20 Common Equity Securities, due August , 2020

PPL Corporation

PPL Corporation is an energy and utility holding company. The company, through its subsidiaries, generates electricity from power plants in the northeastern and western United States, and markets wholesale and retail energy primarily in the northeastern and western portions of the United States, and delivers electricity in Pennsylvania and the United Kingdom. Its common stock trades on the NYSE under the symbol “PPL.” The company’s CIK number is 922224.

High ($)	Low ($)
2008	First Quarter	55.16	45.07
	Second Quarter	53.67	46.94
	Third Quarter	53.03	34.98
	Fourth Quarter	37.84	28.69
2009	First Quarter	33.21	24.46
	Second Quarter	34.34	27.83
	Third Quarter	33.98	28.59
	Fourth Quarter	32.98	29.16
2010	First Quarter	32.61	27.58
	Second Quarter	28.64	24.24
	Third Quarter	27.85	25.20
	Fourth Quarter	27.93	25.19
2011	First Quarter	26.91	24.35
	Second Quarter	28.28	25.56
	Third Quarter	29.27	25.33
	Fourth Quarter	30.24	27.45
2012	First Quarter	28.85	27.49
	Second Quarter	28.20	26.77
	Third Quarter	29.93	27.82
	Fourth Quarter	30.15	27.93
2013	First Quarter	31.31	28.71
	Second Quarter	33.38	28.45
	Third Quarter	32.01	29.35
	Fourth Quarter	31.08	29.25
2014	First Quarter	33.14	29.59
	Second Quarter	35.53	32.42
	Third Quarter (through August 12, 2014)	35.16	31.94

Income Notes	TS-19

Income Notes
Linked to a Basket of 20 Common Equity Securities, due August , 2020

Sempra Energy

Sempra Energy is an energy services holding company with operations throughout the United States, Mexico, and other countries in South America. The company, through its subsidiaries, generates electricity, delivers natural gas, operates natural gas pipelines and storage facilities, and operates a wind power generation project. Its common stock trades on the NYSE under the symbol “SRE.” The company’s CIK number is 1032208.

High ($)	Low ($)
2008	First Quarter	62.57	49.52
	Second Quarter	59.35	54.30
	Third Quarter	58.58	50.47
	Fourth Quarter	50.83	36.99
2009	First Quarter	46.53	36.72
	Second Quarter	50.80	44.25
	Third Quarter	52.52	47.55
	Fourth Quarter	56.88	49.63
2010	First Quarter	55.90	48.13
	Second Quarter	51.36	44.52
	Third Quarter	53.93	46.43
	Fourth Quarter	54.17	49.88
2011	First Quarter	54.07	50.62
	Second Quarter	55.50	51.91
	Third Quarter	53.42	45.59
	Fourth Quarter	55.34	49.78
2012	First Quarter	59.96	54.83
	Second Quarter	69.26	61.14
	Third Quarter	70.86	64.06
	Fourth Quarter	72.74	64.64
2013	First Quarter	80.18	70.84
	Second Quarter	84.60	78.36
	Third Quarter	88.77	79.73
	Fourth Quarter	92.10	85.23
2014	First Quarter	96.76	88.44
	Second Quarter	104.72	95.57
	Third Quarter (through August 12, 2014)	103.50	97.25

Income Notes	TS-20

Income Notes
Linked to a Basket of 20 Common Equity Securities, due August , 2020

SunEdison, Inc.

SunEdison, Inc. manufactures semiconductors and solar energy technology. The company produces electronic-grade polysilicon used for electronics, solar cells, and film devices. The company also develops solar power projects and markets its products to corporations, utilities, governments and chip manufacturers. Its common stock trades on the NYSE under the symbol “SUNE.” The company’s CIK number is 945436.

High ($)	Low ($)
2008	First Quarter	87.88	63.08
	Second Quarter	77.35	61.38
	Third Quarter	59.64	26.52
	Fourth Quarter	28.83	10.45
2009	First Quarter	19.03	12.31
	Second Quarter	20.94	14.03
	Third Quarter	20.86	15.22
	Fourth Quarter	16.44	11.98
2010	First Quarter	15.51	11.60
	Second Quarter	16.82	9.88
	Third Quarter	12.03	9.41
	Fourth Quarter	13.59	10.93
2011	First Quarter	14.84	11.00
	Second Quarter	12.75	8.04
	Third Quarter	8.58	4.98
	Fourth Quarter	6.73	3.67
2012	First Quarter	5.78	3.61
	Second Quarter	3.74	1.54
	Third Quarter	3.27	1.70
	Fourth Quarter	3.38	2.18
2013	First Quarter	5.66	3.44
	Second Quarter	8.72	4.08
	Third Quarter	10.22	6.46
	Fourth Quarter	13.49	8.35
2014	First Quarter	21.48	13.37
	Second Quarter	22.87	16.74
	Third Quarter (through August 12, 2014)	24.05	19.32

Income Notes	TS-21

Income Notes
Linked to a Basket of 20 Common Equity Securities, due August , 2020

Texas Instruments Incorporated

Texas Instruments Incorporated operates as a semiconductor design and manufacturing company. The company develops analog integrated circuits and embedded processors. Texas Instruments has manufacturing or sales operations worldwide. Its common stock trades on the NASDAQ under the symbol “TXN.” The company’s CIK number is 97476.

The company’s common stock traded on the NYSE until January 1, 2012, at which time it was listed on the NASDAQ.

High ($)	Low ($)
2008	First Quarter	32.35	28.11
	Second Quarter	32.70	28.16
	Third Quarter	29.13	21.50
	Fourth Quarter	21.64	14.01
2009	First Quarter	17.38	13.77
	Second Quarter	21.66	16.25
	Third Quarter	25.14	20.42
	Fourth Quarter	26.85	22.49
2010	First Quarter	26.34	22.50
	Second Quarter	27.16	23.28
	Third Quarter	27.14	23.03
	Fourth Quarter	33.75	27.21
2011	First Quarter	36.56	32.67
	Second Quarter	35.90	31.24
	Third Quarter	33.52	24.82
	Fourth Quarter	31.82	26.46
2012	First Quarter	33.99	29.57
	Second Quarter	33.26	26.87
	Third Quarter	30.27	26.44
	Fourth Quarter	31.34	27.17
2013	First Quarter	35.62	31.58
	Second Quarter	37.09	33.92
	Third Quarter	40.87	35.05
	Fourth Quarter	43.91	39.24
2014	First Quarter	47.15	40.89
	Second Quarter	48.47	44.89
	Third Quarter (through August 12, 2014)	49.29	45.67

Income Notes	TS-22

Income Notes
Linked to a Basket of 20 Common Equity Securities, due August , 2020

Under Armour, Inc.

Under Armour, Inc. develops, markets, and distributes branded performance products for men, women, and youth. The company designs and sells a broad offering of apparel and accessories made of synthetic microfibers. Its Class A common stock trades on the NYSE under the symbol “UA.” The company’s CIK number is 1336917.

High ($)	Low ($)
2008	First Quarter	11.44	7.00
	Second Quarter	9.65	6.41
	Third Quarter	10.75	6.24
	Fourth Quarter	7.83	4.39
2009	First Quarter	6.54	3.08
	Second Quarter	6.42	4.03
	Third Quarter	7.67	5.11
	Fourth Quarter	8.27	6.38
2010	First Quarter	7.70	5.99
	Second Quarter	9.38	7.55
	Third Quarter	11.38	8.13
	Fourth Quarter	15.00	11.11
2011	First Quarter	17.45	13.25
	Second Quarter	19.63	15.63
	Third Quarter	20.60	13.20
	Fourth Quarter	21.50	16.14
2012	First Quarter	24.74	18.05
	Second Quarter	26.61	22.25
	Third Quarter	30.02	22.74
	Fourth Quarter	29.64	23.71
2013	First Quarter	25.60	22.93
	Second Quarter	32.15	25.28
	Third Quarter	40.59	29.91
	Fourth Quarter	43.65	38.18
2014	First Quarter	62.22	41.00
	Second Quarter	59.65	46.24
	Third Quarter (through August 12, 2014)	69.63	57.00

Income Notes	TS-23

Income Notes
Linked to a Basket of 20 Common Equity Securities, due August , 2020

Verizon Communications Inc.

Verizon Communications Inc. is an integrated telecommunications company that provides wire line voice and data services, wireless services, Internet services, and published directory information. The company also provides network services for the federal government including business phone lines, data services, telecommunications equipment and payphones. Its common stock trades on the NYSE under the symbol “VZ.” The company’s CIK number is 732712.

High ($)	Low ($)
2008	First Quarter	40.42	31.46
	Second Quarter	36.99	32.03
	Third Quarter	33.49	28.61
	Fourth Quarter	31.98	23.43
2009	First Quarter	32.37	24.46
	Second Quarter	30.86	26.92
	Third Quarter	30.19	26.74
	Fourth Quarter	31.52	26.76
2010	First Quarter	31.15	26.51
	Second Quarter	29.40	25.16
	Third Quarter	32.86	26.28
	Fourth Quarter	35.78	31.90
2011	First Quarter	38.54	34.30
	Second Quarter	38.61	35.12
	Third Quarter	37.82	33.12
	Fourth Quarter	40.12	35.35
2012	First Quarter	39.78	37.21
	Second Quarter	44.44	36.80
	Third Quarter	45.89	42.25
	Fourth Quarter	47.26	41.40
2013	First Quarter	49.48	41.51
	Second Quarter	53.91	48.30
	Third Quarter	51.49	45.91
	Fourth Quarter	51.14	46.05
2014	First Quarter	49.30	45.98
	Second Quarter	50.05	45.94
	Third Quarter (through August 12, 2014)	51.97	48.65

Income Notes	TS-24

Income Notes
Linked to a Basket of 20 Common Equity Securities, due August , 2020

Exxon Mobil Corporation

Exxon Mobil Corporation operates petroleum and petrochemicals businesses. The company's operations include exploration and production of oil and gas, electric power generation, and coal and minerals operations. It also manufactures and markets fuels, lubricants and chemicals. Its common stock trades on the NYSE under the symbol “XOM.” The company’s CIK number is 34088.

High ($)	Low ($)
2008	First Quarter	93.83	81.44
	Second Quarter	94.56	84.91
	Third Quarter	88.35	73.25
	Fourth Quarter	83.14	62.35
2009	First Quarter	81.64	62.22
	Second Quarter	74.05	64.75
	Third Quarter	72.75	65.12
	Fourth Quarter	76.47	66.58
2010	First Quarter	70.30	64.35
	Second Quarter	69.29	57.07
	Third Quarter	62.72	56.57
	Fourth Quarter	73.42	62.19
	First Quarter	87.07	74.55
	Second Quarter	88.00	76.78
	Third Quarter	85.22	68.03
	Fourth Quarter	85.28	71.15
2012	First Quarter	87.49	83.53
	Second Quarter	87.07	77.60
	Third Quarter	92.30	83.11
	Fourth Quarter	93.48	85.10
2013	First Quarter	91.76	87.70
	Second Quarter	92.80	86.08
	Third Quarter	95.20	86.04
	Fourth Quarter	101.51	85.16
	First Quarter	101.07	89.52
	Second Quarter	104.38	96.72
	Third Quarter (through August 12, 2014)	104.37	98.20

Income Notes	TS-25

Income Notes
Linked to a Basket of 20 Common Equity Securities, due August , 2020

Supplement to the Plan of Distribution

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

MLPF&S has advised us as follows: They or their affiliates may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. MLPF&S has informed us that at MLPF&S’s discretion and for your benefit, assuming no changes in market conditions from the pricing date, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket Stocks and the remaining term of the notes. However, none of us, MLPF&S, or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

MLPF&S has informed us that, as of the date of this term sheet, it expects that if you hold your notes in a MLPF&S account, the value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do; and that estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. Any such price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Credit Suisse or for any purpose other than that described in the immediately preceding sentence.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Basket Stocks.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us, the internal funding rate we use in pricing market-linked notes is typically lower than a rate reflecting the yield on our conventional debt securities of similar maturity in the secondary market. Because we use our internal funding rate to determine the value of the theoretical bond component, if on the pricing date our internal funding rate is lower than our secondary market credit rates, the initial estimated value of the notes will be higher than if the initial estimated value was based our secondary market credit rates.

Payments on the notes, including the Coupon Payments and the payment at maturity, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket Stocks.  In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Stocks, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-5 and “Supplemental Use of Proceeds and Hedging” on page PS-15 of product supplement STOCK INCOME-1.

Income Notes	TS-26

Income Notes
Linked to a Basket of 20 Common Equity Securities, due August , 2020

Material U.S. Federal Income Tax Considerations

The following discussion is a brief summary of material U.S. federal income tax consequences relating to an investment in the notes.  The following summary is not complete and is both qualified and supplemented by the discussion under the section entitled “Material U.S. Federal Income Tax Considerations” beginning on page PS-29 of product supplement STOCK INCOME-1, which you should carefully review prior to investing in the notes.

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of the notes or securities with terms that are substantially the same as those of the notes.  Thus, the characterization of the notes is not certain.  In the absence of an administrative or judicial ruling to the contrary and pursuant to the terms of the notes, you agree with us to treat the notes, for U.S. federal income tax purposes, as variable rate debt instruments.  The balance of this discussion assumes that the notes will be treated as variable rate debt instruments.  You should be aware that such characterization of the notes is not certain, nor is it binding on the U.S. Internal Revenue Service (the “IRS”) or the courts.  Thus, it is possible that the IRS would seek to characterize your notes in a manner that results in tax consequences to you that are different from those described below or in the accompanying product supplement.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.  You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the notes for U.S. federal income tax purposes.

If the notes are treated as variable rate debt instruments, a U.S. Holder should include Coupon Payments on the notes as ordinary interest income at the time such amounts are received or accrued (in accordance with the U.S. Holder’s regular method of tax accounting for U.S. federal income tax purposes).  Upon the sale or other taxable disposition of a note (and subject to the discussion under “Constructive Ownership Transaction Rules” in the product supplement), a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition (less any accrued qualified stated interest, which will be taxable as ordinary interest income) and the U.S. Holder’s tax basis in the note (generally its cost).  Such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of disposition.  For notes held one year or less at the time of disposition, such gain or loss will be short-term capital gain or loss.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Income Notes	TS-27